Exhibit 10.2

BIOSPECIFICS TECHNOLOGIES CORP.

Change of Control Agreement

This Change of Control Agreement, effective as of June 18, 2007 is entered into by and between BioSpecifics Technologies Corp., a Delaware corporation (the “Company”), with its principal offices located at 35 Wilbur Street, Lynbrook, NY 11563, and Thomas L. Wegman (the “Employee”).

The Employee is employed by the Company and the Company and the Employee desire to arrange for certain provisions applicable in the event of termination of the Employee’s employment in the circumstances provided herein. The Employee is a skilled and dedicated employee who has important talents which benefit the Company. The Company believes that its best interests will be served if the Employee is encouraged to remain with the Company. The Company has determined that the Employee’s ability to perform the Employee’s responsibilities and utilize the Employee’s talents for the benefit of the Company, and the Company’s ability to retain the Employee as an employee, will be significantly enhanced if the Employee is provided with fair and reasonable protection from the risks of a change in ownership or control of Company. Accordingly, the Company and the Employee agree as follows:

1.  Change of Control Payments; Benefits.

1.1  Termination Events Resulting in Change of Control Payments.

(a)  Following a “Change of Control” (as hereinafter defined) of the Company, in the event of the termination of the Employee’s employment by the Company, or its successor, without cause, at any time after such Change of Control, then the Company shall make Change of Control payments to the Employee in the amount set forth in, and payable in accordance with, Section 1.2 (a).

(b)  In the event of the termination of the Employee’s employment by the Employee for “Good Reason” (as defined below) at any time after a “Change of Control” (as defined below), then the Company shall make Change of Control payments to the Employee in the amount set forth in, and payable in accordance with, Section 1.2 (a).

(i)  For purposes of this Agreement, a “Change of Control” shall mean the occurrence of any one of the following:

A.  the acquisition by any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934), other than the Company or its affiliates, from any party of an amount of the capital stock of the Company, so that such person holds or controls 40% or more of the Company’s capital stock; or

B.  a merger or similar combination between the Company and another entity after which 40% or more of the voting stock of the surviving corporation is held by persons other than the Company or its affiliates; or

C.  a merger or similar combination (other than with the Company) in which the Company is not the surviving corporation; or

D.  an acquisition, merger or similar combination or a divestiture of a substantial portion of the Company’s business after which the Employee’s role is not substantially the same as such role prior to the transaction;

E.  the sale of all or substantially all of the Company’s assets or business; or

(ii)  For purposes of this Agreement, “Good Reason” shall mean the following involuntary circumstances:

A.  assignment to the Employee of any duties inconsistent in any material respect with the Employee’s position (including titles and reporting requirements), authority, duties or responsibilities as contemplated by the job description of the Employee’s position, or any other action by the Company or its successor, which results in a diminution in such position, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Employee;

B.  a reduction in the Employee’s annual base salary (or an adverse change in the form or timing of the payment thereof), other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Employee; or the elimination of or reduction of any benefit under any bonus, incentive or other employee benefit plan in effect on the day immediately preceding the Change in Control, without an economically equivalent replacement, if Employee was a participant or member of such plan on the day immediately preceding the Change in Control;

C.  the Company’s or its successor’s requiring the Employee (i) to be based at any office or location more than 25 miles away from the office or location where Employee was performing services immediately prior to the Change in Control, or (ii) to relocate his or her personal residence, or (iii) the Company’s requiring the Employee to travel on Company business to a substantially greater extent than required immediately prior to the Change in Control.

For purposes of this Section 1.1 (b)(ii), any good faith determination of “Good Reason” made by the Employee shall be conclusive.

(c)  No Change of Control payments shall be payable in the event that the Employee’s employment is terminated (i) by the Employee, except in accordance with Section 1.1(b) above, or (ii) by the Company in the event of (x) the Employee’s breach of any material duty or obligation to the Company, or (y) intentional or grossly negligent conduct that is materially injurious to the Company (as reasonably determined by the Company’s Board of Directors), or (z) the willful failure of the Employee to follow the reasonable directions of the Company’s Employee officers or Board of Directors.

(d)  Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Employee’s employment is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Employee that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement change of Control payments shall be payable.

1.2  Amount and Payment of Change of Control Payments.

(a)  The aggregate Change of Control payment referred to in Sections 1.1(a) and 1.1(b) above shall be equal to one-twelfth (1/12th) of the Employee’s annual base salary at the time of such termination multiplied by twelve (12) months, to be payable in one lump sum not later than thirty (30) days after date of termination of the Employee’s employment by the Company (the “Termination Date”).

(b)  The Employee shall not be required to mitigate the amount of any payment provided for in this Section 1.2 by seeking other employment or otherwise. The amount of any payment or benefit provided for in this Section 1.2 shall not be reduced as the result of employment by the Employee with another employer after the Termination Date, or otherwise.

(c)  Until the anniversary of the Termination Date, the Employee shall be entitled to participate in the Company’s medical, dental, and life insurance plans, at the highest level provided to the Employee during the period beginning immediately prior to the Change in Control and ending on the Termination Date, and at no greater cost than the cost the Employee was paying immediately prior to Change in Control; provided, however, that if the Employee becomes employed by a new employer, the Employee’s coverage under the applicable Company plans shall continue, but the Employee’s coverage thereunder shall be secondary to (i.e., reduced by) any benefits provided under like plans of such new employer.

(d)  Payment of Accrued But Unpaid Amounts. Within ten (10) business days after the Termination Date, the Company shall pay Employee earned but unpaid compensation, including, without limitation, any unpaid portion of the Employee’s vacation pay accrued with respect to the full calendar year ended prior to the Termination Date

1.3  Option Vesting. If the Employee’s employment with the Company is terminated pursuant to Sections 1.1(a) or 1.1(b), 100% of any options to purchase shares of Common Stock of the Company then held by the Employee, which options are then subject to vesting, shall, notwithstanding any contrary provision in the option agreement or stock option plan pursuant to which such options had been granted, be accelerated and become fully vested and exercisable on the date immediately preceding the effective Termination Date. All other terms of the Employee’s options shall remain in full force and effect.

1.4  Restricted Stock. If the Employee’s employment with the Company is terminated pursuant to Sections 1.1(a) or 1.1(b) and, on the date immediately preceding the Date of Termination, the Employee then holds shares of Common Stock of the Company that are subject to restrictions on transfer (“Restricted Stock”), which shares were issued to the Employee in a transaction other than pursuant to the exercise of a stock option, then, notwithstanding any contrary provision in the relevant stock purchase agreement or other instrument pursuant to which the Employee acquired such shares of Restricted Stock, such restrictions shall expire in their entirety on the date immediately preceding the Termination Date and all of such shares of Common Stock shall become transferable free of restriction, subject to the applicable provisions of federal and state securities laws. All other terms of any existing stock purchase or similar document shall remain in full force and effect.

2.  Confidentiality Agreement. The Employee confirms that as of the date hereof he or she has executed, or agrees that he or she will execute, the Company’s standard Confidentiality Agreement pursuant to which the Employee has agreed to refrain from disclosing the Company’s confidential information as set forth in such Confidentiality Agreement.

3.  Miscellaneous.

3.1  Assignment. This Agreement may not be assigned, in whole or in part, by either party without the prior written consent of the other party, except that the Company shall assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. In the event of any such assignment by the Company.

3.2  Notices. All notices, requests, demands and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, to the addresses set forth at the beginning of this Agreement or such other address as a party shall have designated by notice in writing to the other party, provided that notice of any change in address must actually have been received to be effective hereunder.

3.3  Integration. This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding relating to the subject matter hereof. This Agreement may not be superseded, amended, supplemented or otherwise modified except by a writing signed by the Employee and the Company.

3.4  Binding Effect. Subject to Section 3.1, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors, assigns, heirs and personal representatives.

3.5  Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and shall together constitute one and the same instrument.

3.6  Severability. If any provision hereof shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein. If any provision hereof shall for any reason be held by a court to be excessively broad as to duration, geographical scope, activity or subject matter, it shall be construed by limiting and reducing it to make it enforceable to the extent compatible with applicable law as then in effect.

3.7  Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to its conflict-of-law provisions.

3.8  Termination. Nothing in this Agreement is intended to or shall modify the at-will nature of the Employee’s employment relationship with the Company. The Employee may terminate his or her employment at any time with or without notice and with or without cause and the Company may do likewise, subject only to the express provisions of this Agreement.

3.9  Survival of Obligations; Enforcement. The Employee’s duties hereunder shall survive termination of the Employee’s employment by the Company. The Employee acknowledges that a remedy at law for any breach or threatened breach by the Employee of the provisions of this Agreement may be inadequate and the Employee therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement under seal as of the date first written above.

EMPLOYEE
/s/ Thomas L. Wegman
Name: Thomas L. Wegman

BIOSPECIFICS TECHNOLOGIES CORP.
By:	/s/ Paul Gitman
Name: Paul Gitman Title: Director